Exhibit 99.2

JOE’S JEANS TO ACQUIRE HUDSON CLOTHING

Will Combine Premier, Highly Complementary Brands, Add Significant Scale
and Enhance Growth Potential for Both Companies

Los Angeles, CA — July 15, 2013 — Joe’s Jeans Inc.  (NASDAQ: JOEZ) (“Joe’s Jeans”) and Hudson Clothing Holdings, Inc., (“Hudson”), today announced that they have signed a definitive stock purchase agreement under which Joe’s Jeans will acquire privately-held Hudson.

The total purchase price for Hudson will be approximately $97.6 million, subject to certain adjustments, and will be payable in cash and convertible notes issued by Joe’s Jeans.

Marc Crossman, President and Chief Executive Officer of Joe’s Jeans, stated, “We are extremely excited about joining forces with Hudson Jeans.  Once the acquisition is complete, we expect to nearly double the size of our business, meaningfully increase our international and e-commerce penetration, and enhance our overall prospects for growth.  Paramount to the combination is preserving the DNA of each existing company by retaining its employees and separate facilities.  This deal represents a landmark event in the history of our company and we are committed to capitalizing on the many opportunities this transformative transaction will create in marketplace.”  Crossman continued, “We believe by leveraging our sourcing capabilities to realize cost savings across all three components of making a jean, from fabric, trim to labor, will significantly reduce our input costs while we drive top line sales by building on the strengths of each company’s distribution.”

Based in Los Angeles, California, and founded by Peter Kim in 2002, Hudson is a leading, global designer and marketer of women’s and men’s premium branded denim apparel.  Kim, who will remain Chief Executive Officer of Hudson, will become a member of the Joe’s Jeans Board of Directors.  Hudson’s products include a core denim line as well as non-denim tops and bottoms.  As a global fashion brand, Hudson continuously innovates within its product line, introducing new styles, washes, cuts, fabrics and colors, all designed under the premise of one superior fit. Hudson’s products are available at department stores and selective boutique and specialty stores around the country, as well as premier retailers in over 30 countries around the world.

Peter Kim stated, “We are thrilled at the prospect of joining a highly respected team of people that has created an incredible business.  To be able to collaborate with Joe’s Jeans to create one of the largest premium denim companies in the world is a phenomenal opportunity for us all.  We look forward to benefiting from each other’s strengths and to entering a new chapter of growth.”

Dan Fireman, Managing Partner of Fireman Capital Partners, which acquired a controlling stake in Hudson in 2009, said, “We are proud of our partnership with Hudson and all that we have achieved together, and are pleased that Hudson has found a perfect home with Joe’s Jeans to take the company to the next stage in its development.”

Mr. Crossman concluded, “Hudson Jeans represents a great fit for our business model.  There are many complementary features between our two organizations that should allow us to realize future operating benefits and cost savings.  At the same time, each brand has multiple channel expansion opportunities both domestically and overseas that will drive top-line growth and operating expense leverage over the long-term.”

Joe’s Jeans expects the transaction will close on or about August 31, 2013 subject to the contingencies described herein and subject to the satisfaction of customary closing conditions as set forth in the definitive stock purchase agreement.  The stock purchase agreement terminates unless the transaction closes by August 31, 2013 unless extended by the parties.  Among other things, the transaction is contingent on obtaining the receipt of commitments for and closing under senior secured and junior debt financing facilities in an amount of not less than $80 million to provide for acquisition financing and future working capital needs of Joe’s Jeans.  At the closing, Joe’s Jeans estimates that the outstanding indebtedness will be approximately $85 million including the convertible notes.  In connection with such financing, intercreditor arrangements, including agreements concerning the nature of the subordination of the convertible notes, must be reached among the prospective holders of the convertible notes and the prospective senior lender.  Joe’s Jeans has non-binding funding term sheets from prospective lenders for the funding, subject to certain customary closing conditions.   Based on discussions with possible senior lenders, Joe’s Jeans is confident that it will be able to obtain satisfactory senior financing, but there can be no assurance that adequate financing will be obtained or that the terms of the subordination will be agreed upon.

The convertible notes in principal amount of approximately $24.1 million, subject to adjustment for the purchase price, to be issued to Hudson’s management stockholders will be structurally and contractually subordinated to Joe’s Jeans’ existing senior debt, have a term of six years, would accrue cash interest paid quarterly on the outstanding principal amount at an annual rate of 10% per annum, and will be convertible by each of the holders beginning two years after the closing of the acquisition and ending 6 years after the closing, into shares of our common stock or cash, in certain circumstances, at Joe’s Jeans’ election.  The $10 million, subject to adjustment for the purchase price, in principal amount of convertible notes to be issued to Hudson’s institutional investor stockholder will be structurally and contractually subordinated to Joe’s Jeans’ existing senior debt, have a term of six years, would accrue cash interest paid quarterly on the outstanding principal amount at an annual rate of 6.50% per annum, and will be convertible by the holder beginning one year after the closing of the acquisition and ending six years after the closing, into shares of our common stock or cash, in certain circumstances, at Joe’s Jeans’ election.  The convertible notes would be convertible, in whole but not in part, at a conversion price of $1.78, subject to certain adjustments that are typical for convertible notes of this type, into approximately 19.1 million shares of common stock, subject to receipt of Joe’s Jeans stockholder approval to increase the number of authorized shares, if necessary, and to comply with NASD rules.  Joe’s Jeans contemplates seeking shareholder approval promptly after the closing of the transaction.  Prior to receipt of such stockholder approval, the conversion rights will be limited to approximately 13.5 million shares.  If Joe’s Jeans elects to pay cash with respect to a conversion of the convertible notes, the amount of cash to be paid per share shall equal the then outstanding principal amount of the convertible note divided by the average of the closing prices for the stock over the 20 trading day period immediately preceding the notice of conversion.  Joe’s Jeans will have the right to redeem the convertible notes at any time by paying an amount equal to the principal amount plus interest that would have accrued through the maturity date and upon such redemption the holder would retain the conversion right applicable to the note.  Certain insiders of Joe’s Jeans holding approximately 23% of the votes have agreed to vote in favor of authorizing Joe’s Jeans to issue, at Joe’s Jeans’ election, the maximum amount of shares of common stock upon conversion of the convertible notes.

Threadstone Advisors LLC served as financial advisor to Joe’s Jeans on the transaction and Akin, Gump Strauss Hauer & Feld LLP served as legal advisor to Joe’s Jeans.  Lazard Middle Market LLC served as financial advisor to Hudson Clothing on the transaction and McDermott Will & Emery LLP served as legal advisor to Hudson.

About Joe’s Jeans Inc.

Joe’s Jeans Inc. is a casual chic lifestyle brand offering a unique interpretation on classic, modernized wardrobe staples encompassing a versatile range of timeless styles from premium denim and handcrafted collection pieces to contemporary accessories and footwear.

With over a decade in fashion, Joe’s® has remained true to their DNA throughout their expansion, embracing fashion innovation in the creation of a full faceted line for Men, Women and Kids.   Joe’s® is available coast to coast in the USA and internationally throughout Europe, Asia, Canada, Latin America and the Middle East.

Visit: joesjeans.com or facebook.com/joesjeans

About Fireman Capital Partners (FCP)

Fireman Capital Partners invests in consumer-focused companies through both growth equity and buyout transactions. The private equity firm focuses on dynamic consumer businesses with revenues between $20 and $150 million, and who have a unique vision and strong management. Fireman Capital leverages its capital, extensive relationships, and deep operating expertise to add substantial value.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this news release involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the parties’ ability to close the acquisition of Hudson Clothing Holdings, Inc., or Hudson, including obtaining financing to fully fund the acquisition and satisfying the conditions in the stock purchase agreement, including the receipt and terms and conditions of any required governmental of the proposed acquisition that could reduce anticipated benefits or cause the parties to abandon the acquisition, the diversion of management’s time and attention from our ongoing business during this time period, the impact of the acquisition on our stock price, the anticipated benefits of the acquisition on our financial results, business performance and product offerings, our ability to successfully integrate Hudson’s businesses and realize cost savings and any other synergies, the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect, continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital if required, the risk that Joe’s Jeans will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on Joe’s Jeans financial performance; the highly competitive nature of Joe’s Jeans business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors;

Joe’s Jeans ability to respond to the business environment and fashion trends; continued acceptance of the Joe’s® brand in the marketplace; and other risks.  Joe’s Jeans discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with those reports, together with all of the Joe’s Jeans other filings, including current reports on Form 8-K, through the date of this release.  Joe’s Jeans urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and Joe’s Jeans undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

For Joe’s Jeans Inc.

Hamish Sandhu

323-837-3700 x 304

(Investor Relations)

Alejandra Dibos

323-837-3700

alejandra@joesjeans.com

(Press)

For Hudson Clothing/Fireman Capital Partners

Drew Brown/Sarah Brown

Sard Verbinnen & Co

212-687-8080